UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 31, 2008

Hypercom Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-13521	86-0828608
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

8888 East Raintree Drive, Suite 300, Scottsdale, Arizona		85260
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	480-642-5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 31, 2008, Hypercom Corporation (the "Company") received notice from NYSE Regulation advising that the average per share closing price of its common stock was below the New York Stock Exchange ("NYSE") continued listing standard relating to minimum average share price. Rule 802.01C of the NYSE's Listed Company Manual requires that a company's common stock trade at a minimum average closing price of $1.00 over a consecutive 30 trading-day period.

Under NYSE rules, the Company has six months from receipt of the notice to cure the deficiency before NYSE Regulation initiates suspension and delisting procedures. During this period, the Company's common stock will continue to be listed and trade on the NYSE, subject to the Company's continued compliance with other NYSE listing standards.

If the closing price and average closing price of its common stock do not sufficiently improve, the Company may consider presenting a proposal to its stockholders for a consolidation of its outstanding common stock at its next annual meeting of stockholders. The Company will notify the NYSE of its intention to take such actions in accordance with NYSE rules. In the event that, at the expiration of the six-month cure period, both a $1.00 share price and a $1.00 average share price over the preceding 30 trading days are not attained, NYSE Regulation will commence suspension and delisting procedures.

On January 2, 2009, the Company issued a press release reporting that it has received the notification from NYSE Regulation. The full text of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit 99.1 Press Release dated January 2, 2009

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hypercom Corporation

January 2, 2009	By:	Douglas J. Reich

Name: Douglas J. Reich
Title: Senior Vice President, General Counsel, Chief Compliance Officer and Secretary

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Exhibit Index

Exhibit No.	Description

99.1	Press Release dated January 2, 2009